Exhibit 99.1

GAYLORD ENTERTAINMENT ANNOUNCES ORGANIZATIONAL STRUCTURE

OF NEWLY CREATED RYMAN HOSPITALITY PROPERTIES, INC.

- Shareholders overwhelmingly approve the conversion to a REIT -

- Marriott to assume management of Gaylord properties on Oct. 1, 2012 -

- Ryman to be traded on the NYSE under ticker symbol RHP -

Nashville, Tenn. – September 25, 2012 – Gaylord Entertainment Company (NYSE: GET) today announced the organizational structure of the newly formed real estate investment trust (REIT) Ryman Hospitality Properties, Inc. The Company intends to elect to be taxed as a REIT for federal income tax purposes on Jan. 1, 2013.

The Company’s decision to reorganize as a REIT and sell the Gaylord Hotels brand and the rights to manage its four Gaylord hotels, Nashville area attractions and Radisson hotel to Marriott International, Inc. was initially announced on May 31, 2012. The plan was formally approved by approximately 74 percent of the Company’s outstanding shares earlier today at the Company’s special shareholder meeting. Ryman Hospitality Properties will be publically traded on the NYSE under the ticker symbol RHP as of Oct.1, 2012, following the merger of Gaylord Entertainment Company into Ryman Hospitality Properties. After the merger, Gaylord Entertainment Company will cease to exist. Marriott is scheduled to assume management duties at Gaylord’s four resort properties on Oct. 1, 2012.

Ryman Hospitatlity Management

Ryman Hospitality Properties will be led by current Gaylord chairman and CEO Colin Reed. The Company’s management team will also include Mark Fioravanti as executive vice president and chief financial officer, Carter Todd as executive vice president and general counsel, Patrick Chaffin as senior vice president of asset management, Bennett Westbrook as senior vice president of investments, design and construction, and Steve Buchanan will be senior vice president of media and entertainment.

In the coming months, the newly formed REIT will work with the Human Resources Committee of the Board as well as appropriate consultants to review the organizational structure and design a compensation plan for executives that reflects the leaner and more efficient cost structure associated with a REIT. The results of the plan will be disclosed as appropriate.

As a result of the evolving needs and focus of the Company as it transitions to the REIT structure and transfers the operations of its properties to Marriott, several members of the Gaylord management team will be departing, including David Kloeppel, Gaylord’s president and chief operating officer. Mr. Kloeppel’s departure is effective as of Nov. 1, 2012.

“The board and I would like to sincerely thank Dave, who in his 11 years at Gaylord as chief financial officer and then president and chief operating officer, was a driving force behind many of the operational and strategic initiatives that helped us strengthen our group business and expand our transient and leisure offerings. We wish Dave the best of luck in his future endeavors,” said Reed.

Changes to the Board of Directors

The Company is also announcing two changes to its Board of Directors as part of the transition. The two directors representing TRT Holdings, David Johnson, president and chief executive officer of Aimbridge Hospitality, and Terrell Philen, Jr., chief financial officer for Alan Ritchey, Inc., are resigning effective Oct. 1, 2012.

Approach to Development Projects

In addition, as previously announced, the Company will no longer view large scale development of resort and convention center hotels as a means for growth. As a result, the Company will not be proceeding with the Aurora, Colo. or Mesa, Ariz. projects in the forms previously anticipated. Recently, Gaylord informed the Mayor of Mesa, Ariz. as well as DMB Associates, the land owner in Mesa, that it will not be participating in the development phase.

Reed continued, “We are currently examining how the Aurora project can be completed with minimum financial commitment by our company through the development phase and how we could ultimately participate in the levels of return we expect once it is open and operating. In Mesa, we would consider opportunities for investment in the property once it is developed and open.”

Reed concluded, “We have enjoyed an extremely productive relationship with Marriott throughout this transition process and are more confident than ever that we chose the right partner for this transaction. Once the conversion takes place in the coming days, Ryman Hospitality Properties will emerge as a company comprised of high quality, high cash flowing resorts that have proven they can perform even in challenging times. In addition, with our focus on the group and meeting segment we will have a unique position and value proposition within the hospitality REIT space. We are extremely excited about what the future holds for this company.”

This press release contains “forward-looking statements” concerning Gaylord’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions, and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, statements regarding our expectation to contract management functions to Marriott, our expectation to elect REIT status, and the timing and effect of that election. Actual results may differ materially from those indicated in our forward-looking statements as a result of various important factors, including: conditions to closing the hotel management transfer may not be satisfied or waived; and we may fail to qualify as a REIT by January 1, 2013 or at all, and, if we do qualify as a REIT, we may be unable to maintain that qualification.

About Gaylord Entertainment

Gaylord Entertainment (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels (www.gaylordhotels.com), its network of upscale,

meetings-focused resorts, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for more than 85 consecutive years. Gaylord’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs Golf Links, Wildhorse Saloon, and WSM-AM. For more information about Gaylord, visit www.GaylordEntertainment.com, or after Oct. 1, 2012 www.RymanHP.com.

Investor Relations Contacts:	Media Contacts:

Mark Fioravanti, Executive Vice President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Gaylord Entertainment
Gaylord Entertainment	(615) 316-6302
615-316-6588	babrahamson@gaylordentertainment.com
mfioravanti@gaylordentertainment.com

~or~	~or~
Patrick Chaffin, Vice President of Strategic Planning and Investor Relations	Dan Zacchei
Gaylord Entertainment	Sloane & Company
615-316-6282	(212) 446-1882
pchaffin@gaylordentertainment.com	dzacchei@sloanepr.com